Exhibit 8.1

MONARCH PLAZA SUITE 1600 3414 PEACHTREE ROAD N.E. ATLANTA, GEORGIA 30326 PHONE: 404.577.6000 FAX: 404.221.6501

                    , 2012

Griffin Capital Net Lease REIT, Inc.

2121 Rosecrans Avenue, Suite 3321

El Segundo, California 90245

Re: Registration Statement on Form S-11 (Registration No. 333-                     )

Ladies and Gentlemen:

We have served as tax counsel to Griffin Capital Net Lease REIT, Inc., a Maryland corporation (the “Company”), in connection with certain matters of federal income tax law arising out of the registration of $1,100,000,000 in shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). Up to $1,000,000,000 in shares are issuable pursuant to subscription agreements and up to $100,000,000 in shares are issuable pursuant to the Company’s distribution reinvestment plan (the “DRP”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement. This opinion is being furnished at the request of the Company so that the Registration Statement may fulfill the requirements of Item 601(b)(8) of Regulation S-K.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement and the related form of prospectus included therein (including, without limitation, the form of Subscription Agreement attached thereto as Appendix A and the DRP attached thereto as Appendix B) in the form in which it was transmitted to the Commission under the 1933 Act;

2.	the charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland;

3.	the bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.	the first amended and restated limited partnership agreement of The GC Net Lease REIT Operating Partnership, L.P. (the “Operating Partnership”) certified as of the date hereof by an officer of the Company;

5.	the TRS election for The GC Net Lease REIT TRS, Inc.; and

6.	such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.

Griffin Capital Net Lease REIT, Inc.

                    , 2012

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered by all parties other than the Company; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the opinions expressed below; and

3.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations in that certain certificate dated August         , 2012 executed by a duly appointed officer of the Company (the “Officer’s Certificate”). To the extent such representations speak to the intended ownership or operations of the Company, we assume that the Company will in fact be owned and operated in accordance with such stated intent. After reasonable inquiry, we are not aware of any facts that are inconsistent with the representations contained in the Company Officer’s Certificate.

Based on the documents and assumptions set forth above and the representations set forth in the Company Officer’s Certificate, we are of the opinion that:

(A)	the Company is and has been organized in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code beginning with the Company’s taxable year ended December 31, 2010, and the Company’s current and proposed method of operation as described in the Registration Statement and as represented to us will enable it to satisfy currently and to continue to satisfy the requirements for taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”); and

(B)	the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Federal Income Tax Considerations” are correct in all material respects, and the discussions thereunder fairly summarize the U.S federal income tax considerations that are likely to be material to a holder of shares of the Common Stock.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Company Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for taxation as a REIT.

We do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Registration Statement (other than the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Federal Income Tax Considerations” as set forth in (B) above).

The opinion regarding the Company’s continuing ability to qualify as a REIT depends upon the Company’s ability, through its actual operations, to meet the numerous REIT qualification tests imposed by the Code. No prediction as to those actual operating results is implied by our opinion. We will not review on a continuing basis the Company’s compliance with such qualification tests, documents, assumptions or representations.

Griffin Capital Net Lease REIT, Inc.

                    , 2012

The foregoing opinions are based on current provisions of the Code and the Treasury Regulations promulgated thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal income tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of the Common Stock of the Company pursuant to the Registration Statement and speaks only as of the date hereof. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

BAKER, DONELSON, BEARMAN,

CALDWELL & BERKOWITZ, PC